Exhibit 99.1

LNHC, Inc.

Condensed Balance Sheets

(in thousands)

	(Unaudited) June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,817	$—
Accounts receivable, net	48	—
Inventory	7,091	4,526
Prepaid expenses and other current assets	1,189	798
Total current assets	11,145	5,324
Intangible assets, net	—	9,802
Goodwill	6,604	6,604
Property and equipment, net	10,633	11,483
Operating lease right-of-use assets, net	3,452	3,646
Other assets	529	501
Total assets	$32,363	$37,360
LIABILITIES AND PARENT COMPANY NET INVESTMENT
Current liabilities:
Accounts payable	$993	$1,712
Accrued expenses	10,432	2,041
Short-term Bridge loan	6,053	—
Operating lease liabilities, current portion	626	617
Deferred revenue, current portion	1,072	1,178
Total current liabilities	19,176	5,548
Deferred revenue, net of current portion	1,763	2,246
Deferred income tax liability	—	85
Operating lease liabilities, net of current portion	2,940	3,117
Other long-term liabilities	17,441	15,939
Total liabilities	41,320	26,935
Commitments and contingencies (Note 11)
Parent company net investment:
Parent company net investment	(8,957)	10,425
Total parent company net investment	(8,957)	10,425
Total liabilities and parent company net investment	$32,363	$37,360

The accompanying notes are an integral part of these condensed financial statements.

LNHC, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues	$317	$219	$611	$437
Operating expenses:
Research and development	3,938	2,288	6,670	5,617
Selling, general and administrative	12,384	3,174	16,646	7,087
Amortization of intangibles	—	178	162	357
Total operating expenses	16,322	5,640	23,478	13,061
Operating loss	(16,005)	(5,421)	(22,867)	(12,624)
Other income (expense), net:
Interest expense	(930)	(380)	(1,556)	(750)
Other income (expense)	(26)	2	(49)	(4)
Total other income (expense), net	(956)	(378)	(1,605)	(754)
Loss before income tax	(16,961)	(5,799)	(24,472)	(13,378)
Income tax benefit (expense)	—	59	—	136
Net loss	$(16,961)	$(5,740)	$(24,472)	$(13,242)

The accompanying notes are an integral part of these condensed financial statements.

LNHC, Inc.

Condensed Statements of Changes in Parent Company Net Investment

(Unaudited)

(in thousands)

Parent company net investment
Balance as of January 1, 2025	$10,425
Net loss	(7,511)
Parent allocation of share-based compensation	1,348
Transfer of intangible asset to parent company	(9,640)
Net transfers from parent company	7,778
Balance as of March 31, 2025	2,400
Net loss	(16,961)
Parent allocation of share-based compensation	1,744
Net transfers from parent company	3,860
Balance as of June 30, 2025	$(8,957)

Balance as of January 1, 2024	$9,294
Net loss	(7,502)
Parent allocation of share-based compensation	981
Net transfers from parent company	6,921
Balance as of March 31, 2024	9,694
Net loss	(5,740)
Parent allocation of share-based compensation	883
Net transfers from parent company	5,786
Balance as of June 30, 2024	$10,623

The accompanying notes are an integral part of these condensed financial statements.

LNHC, Inc.

Condensed Statements of Cash Flows

(Unaudited)

(in thousands)

	Six months ended
	June 30,
	2025	2024
Cash flow from operating activities:
Net loss	$(24,472)	$(13,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Parent allocation of share-based compensation	3,092	1,864
Accretion of interest for Reedy Creek obligation	1,556	750
Depreciation of property and equipment	919	939
Amortization of intangibles	162	357
Lease amortization expense	347	347
Inventory write-off	264	248
Other	51	—
Changes in operating assets and liabilities:
Accounts receivable	(48)	3
Inventory	(2,829)	(2,722)
Prepaid expenses	(391)	(59)
Operating lease right-of-use assets	(153)	(166)
Accounts payable	(719)	(466)
Accrued expenses	7,481	175
Operating lease liabilities	(168)	(146)
Deferred revenue	(589)	(437)
Deferred income tax	(85)	(136)
Other assets and liabilities	(82)	13
Net cash used in operating activities	(15,664)	(12,678)
Cash flow from investing activities:
Purchases of property and equipment	(67)	(29)
Net cash used in investing activities	(67)	(29)
Cash flow from financing activities:
Proceeds from Pelthos investors	6,910	—
Net transfer from parent	11,638	12,707
Net cash provided by financing activities	18,548	12,707
Net increase in cash and cash equivalents	2,817	—
Cash and cash equivalents as of beginning of period	—	—
Cash and cash equivalents as of end of period	$2,817	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment with accounts payable and accrued expenses as of end of period	$—	$3

The accompanying notes are an integral part of these condensed financial statements.

LNHC, Inc.

Notes to Condensed Financial Statements

(dollar values in thousands, except for per share amounts)

Note 1: Organization and Nature of Operations

LNHC, Inc. is a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated (“Ligand”) initially incorporated for the purpose to hold the assets and liabilities acquired from Novan, Inc. (“Novan”). On September 27, 2023, Ligand, through LNHC, Inc., acquired certain assets and liabilities of Novan. This transaction (the “Novan Acquisition”) was accounted for by Ligand as a business combination. Novan was a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Through its NITRICIL technology platform, Novan had concentrated on developing SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with a focus on molluscum contagiosum.

In January 2023, Novan submitted a New Drug Application to the U.S. Food and Drug Administration (the “FDA”) for berdazimer gel, 10.3% as a topical treatment for molluscum contagiosum which was subsequently approved by the FDA on January 5, 2024, and is commercially known as ZELSUVMI™.

ZELSUVMI is a topical medication for the treatment of molluscum contagiosum in adults and pediatric patients one year of age or older. The FDA approved ZELSUVMI as a novel drug for the treatment of molluscum infections. ZELSUVMI is the first and only topical prescription medication that can be applied by patients, parents, or caregivers at home, outside of a physician’s office, or other medical setting to treat this highly contagious viral skin infection.

From the date of the Novan Acquisition through March 24, 2025, LNHC held an IP portfolio that consisted of over 45 U.S. patents, 120 non-U.S. patents, and 25 pending patent applications worldwide along with substantial know-how and trade secrets. In addition to ZELSUVMI, this IP portfolio provides material coverage for the NITRICIL platform technologies, licensed products and product candidates. There are 14 issued U.S. patents covering ZELSUVMI which are expected to be listed in the Orange Book and which are expected to expire beginning in 2026 and ending in 2035 (or potentially 2037 with patent extension).

On March 24, 2025, LNHC assigned its rights to its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide except for Japan. In addition, on March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC for LNHC to provide Ligand active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. In addition, the agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested by Ligand, for products utilizing NITRICIL technology other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer.

Note 2: Basis of Presentation and Significant Accounting Policies

Basis of Presentation

Unless the context otherwise requires, “LNHC” or the “Company”, refers to LNHC, Inc. The Company’s condensed financial statements have been prepared on a stand-alone basis, in conformity with United States generally accepted accounting principles (“U.S. GAAP”).

Parent Company Net Investment

The Company is under the control of Ligand (commonly referred to as “Parent” or “Parent Company”). Accordingly, the Parent Company net investment in the Company is shown in lieu of stockholder’s equity in the condensed financial statements. All significant intercompany transactions with the Parent Company are deemed to have been paid in the period the costs were incurred. Expenses related to corporate allocations are considered to be effectively settled for cash in the condensed financial statements at the time the transaction was recorded.

Corporate Allocations

The condensed financial statements include all revenues, expenses, assets and liabilities directly associated with the Company’s business activity, as well as an allocation of certain general and administrative expenses related to facilities, functions and services provided by the Parent.

Corporate expenses have been allocated to the Company based on a relative usage of (benefit from) certain corporate divisions, or specific corporate employees, in the Company’s business. Management believes that methodology applied to the Company corporate expenses allocations are reasonable and consistent across the Company’s reporting periods.

All of the allocations and estimates in the condensed financial statements are based on assumptions that management believes are reasonable. However, the condensed financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future or if the Company had been a separate, stand-alone publicly traded entity during the periods presented.

Liquidity and Going Concern

Since the Novan Acquisition, LNHC was dependent upon Ligand for all of its working capital and financing requirements, as Ligand uses a centralized approach for cash management and financing its operations. There were no cash amounts specifically attributable to LNHC for the historical periods presented; therefore, there is no cash reflected in the condensed financial statements. Accordingly, cash and cash equivalents have not been allocated to LNHC in the condensed financial statements. Financing transactions related to LNHC are accounted for as a component of net Parent investment in the condensed balance sheets and as a financing activity including an interest expense component allocation on the accompanying condensed statements of cash flows.

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

LNHC expects to continue to incur losses for the foreseeable future, as it continues to invest in commercialization activities for ZELSUVMI, add operational, financial and management information systems and personnel to support Company operations and incur additional costs associated with operating as a public company. LNHC’s ability to continue its operations is dependent upon its ability to obtain additional capital in the future and generate cash flows from operations.

Based on LNHC’s current projections, management believes there is substantial doubt about its ability to continue to operate as a going concern and fund its operations through at least the next twelve months following the issuance of these condensed financial statements. While the Company completed an equity offering of $50.1 million subsequent to the end of the reporting period, see Note (13), Subsequent Events, the Company expects that costs associated with the commercial launch of ZELSUVMI (acquired pursuant to the Merger), in addition to other activities, will require the Company to raise additional funds. However, there is no assurance that the Company will be able to raise such additional funds on acceptable terms, if at all. If the Company raises additional funds by issuing securities, existing stockholders may be diluted.

The accompanying condensed financial statements included in this report do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein. While the Company believes in the viability of the Company’s strategy to generate sufficient revenue, control costs, and raise additional funds, when necessary, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon the ability to implement the business plan, generate sufficient revenues, raise capital, and to control operating expenses.

Use of Estimates

The preparation of condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Inventory

The Company measures inventory using the first-in, first-out method and values inventory at the lower of cost or net realizable value. Inventory value includes amounts related to materials, manufacturing labor and overheads. The Company adjusts its inventory for potentially obsolete inventory. The adjustment for obsolescence is generally an estimate of the value of inventory that is expected to expire in the future based on projected sales volume and product expiration or expected sell-by dates. These assumptions require the Company to analyze the aging of and forecasted demand for its inventory and make estimates regarding future product sales.

Prior to obtaining initial regulatory approval for ZELSUVMI in January 2024, the Company expensed costs relating to production of pre-launch inventory as research and development expense in its condensed statements of operations in the period incurred. Inventory acquired and the related costs after January 5, 2024, the date of the FDA’s approval of ZELSUVMI, are capitalized.

Additionally, the Company’s product is subject to strict quality control and monitoring that is performed throughout the manufacturing process, including release of work-in-process to finished goods. In the event that certain batches or units of product do not meet quality specifications, the Company records a write-down of any potential unmarketable inventory to its estimated net realizable value. The amount of expense related to inventory write down as a result of excess, obsolescence, scrap, or other reasons is recorded as research and development expense in the condensed statement of operations. The Company-recorded inventory write-down amounted to $264 during the three and six months ended June 30, 2025, and $248 during the three and six months ended June 30, 2024. Any of such expenses incurred subsequent to the ZELSUVMI commercial launch date will be recorded as cost of sales.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives as follows:

Computer equipment	3 years
Software	3-5 years
Furniture and fixtures	5-7 years
Manufacturing and laboratory equipment	7 years

Leasehold improvements are amortized over the shorter of the life of the lease or the useful life of the improvements. Expenditures for maintenance and repairs are expensed as incurred. Improvements and betterments that add new functionality or extend the useful life of an asset are capitalized. Leases for real estate often include tenant improvement allowances, which the Company assesses according to applicable accounting guidance to determine the appropriate owner, and capitalizes such tenant improvement assets accordingly.

Leases

The Company leases office space under non-cancelable lease agreements. The Company applies the accounting guidance in ASC 842, Leases. As such, the Company assesses all arrangements, that convey the right to control the use of property, plant and equipment, at inception, to determine if it is, or contains, a lease based on the unique facts and circumstances present in that arrangement. For those leases identified, the Company determines the lease classification, recognition, and measurement at the lease commencement date. For arrangements that contain a lease, the Company: (i) identifies lease and non-lease components; (ii) determines the consideration in the contract; (iii) determines whether the lease is an operating or financing lease; and (iv) recognizes lease Right of Use (“ROU”) assets and corresponding lease liabilities. Lease liabilities are recorded based on the present value of lease payments over the expected lease term. The corresponding ROU asset is measured from the initial lease liability, adjusted by (i) accrued or prepaid rents; (ii) remaining unamortized initial direct costs and lease incentives; and (iii) any impairments of the ROU asset.

The Company elected the practical expedient to not separate non-lease components from the lease components. Fixed lease payments on operating leases are recognized over the expected term of the lease on a straight-line basis. Variable lease expenses that are not considered fixed are expensed as incurred. Fixed and variable lease expense on operating leases is recognized within operating expenses within the condensed statements of operations. The Company has elected the short-term lease exemption and, therefore, does not recognize an ROU asset or corresponding liability for lease arrangements with an original term of 12 months or less.

The interest rate implicit in the Company’s lease contracts is typically not readily determinable and as such, the Company uses its incremental borrowing rate based on the information available at the lease commencement date, which represents an internally developed rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment.

Impairment of Goodwill and Long-Lived Assets

Goodwill, which has an indefinite useful life, represents the excess of cost over fair value of net assets acquired. Goodwill is reviewed for impairment at the reporting unit level at least annually during the fourth quarter, or more frequently if an event occurs indicating the potential for impairment. During the goodwill impairment review, management performs an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance. If, after assessing the totality of these qualitative factors, management determines that it is not more likely than not that the fair value of reporting unit is less than the carrying amount, then no additional assessment is deemed necessary. The Company did not identify indicators of impairment for goodwill during the three and six months ended June 30, 2025 and 2024.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not identify indicators of impairment for the finite-lived intangibles during the three and six months ended June 30, 2025 and 2024.

Fair Value of Financial Instruments

Accounts receivable, other current assets, accounts payable, accrued expenses, operating lease liabilities and other long-term liabilities (Reedy Creek liability) are financial instruments and are recorded at cost in the condensed balance sheets.

The estimated fair value of Reedy Creek liability as of June 30, 2025, was $20,614 compared to a carrying value of $17,441. The estimated fair value of Reedy Creek liability as of December 31, 2024, was $19,100 compared to a carrying value of $15,939. The fair value of Reedy Creek liability is classified as Level 3 within the fair value hierarchy (Unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions) since it is determined based upon inputs that are both significant and unobservable. This liability was fair valued based on the discounted cash flow method that estimated the present value of the potential royalties, milestones, and collaboration revenue streams derived from the related programs mentioned above, by applying a discount rate of 20% (revenue risk-adjusted discount rate).

The estimated fair value of the remaining financial instruments approximates their carrying value as of June 30, 2025 and December 31, 2024.

Revenue Recognition

To determine revenue recognition for arrangements with customers, the Company performs the following five steps: (i) identify the contracts with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, the Company assesses the goods or services promised to a customer within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Upon the occurrence of a contract modification, the Company conducts an evaluation pursuant to the modification framework in Topic 606 to determine the appropriate revenue recognition. The framework centers around key questions, including (i) whether the modification adds additional goods and services, (ii) whether those goods and services are distinct, and (iii) whether the contract price increases by an amount that reflects the standalone selling price for the new goods or services. The resulting conclusions will determine whether the modification is treated as a separate, standalone contract or if it is combined with the original contract and accounted for in that manner. In addition, some modifications are accounted for on a prospective basis and others on a cumulative catch-up basis.

Research and Development Expenses

Research and development expenses include all direct and indirect development costs incurred for the development of the Company’s drug product SB206. These expenses include salaries and related costs, including stock-based compensation and travel costs for research and development personnel, allocated facility costs, laboratory and manufacturing materials and supplies, consulting fees, product development, preclinical studies, clinical trial costs, licensing fees and milestone payments under license agreements and other fees and costs related to the development of drug candidates. The cost of tangible and intangible assets that are acquired for use on a particular research and development project, have no alternative future uses, and are not required to be capitalized in accordance with the Company’s capitalization policy, are expensed as research and development costs as incurred.

Income Taxes

Provision for income taxes, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. Significant judgments and estimates based on interpretations of existing tax laws or regulations in the United States are required in determining the Company provision for income taxes. Changes in tax laws, statutory tax rates, and estimates of our future taxable income could impact the deferred tax assets and liabilities provided for in the condensed financial statements and would require an adjustment to the provision for income taxes.

Deferred tax assets are regularly assessed to determine the likelihood they will be recovered from future taxable income. A valuation allowance is established when management believes it is more likely than not the future realization of all or some of a deferred tax asset will not be achieved. In evaluating our ability to recover deferred tax assets within the jurisdiction which they arise, management considers all available positive and negative evidence. Factors reviewed include the cumulative pre-tax book income for the past three years, scheduled reversals of deferred tax liabilities, Company history of earnings and reliability of management forecasts, projections of pre-tax book income over the foreseeable future, and the impact of any feasible and prudent tax planning strategies.

The Company recognizes the impact of a tax position in its condensed financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Tax authorities regularly examine our returns in the jurisdictions in which the Company does business and management performs a regular assessment of tax risk of Company’s return filing positions. Due to the complexity of some of the uncertainties, the ultimate resolution may result in payments that are materially different from current estimate of the tax liability. These differences, as well as any interest and penalties, will be reflected in the provision for income taxes in the period in which they are determined.

Recently Issued Accounting Standards Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual periods beginning after December 15, 2024. The Company is currently evaluating the impact ASU No. 2023-09 will have on its condensed financial statements.

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-03, "Disaggregation of Income Statement Expenses," which requires disclosures of certain disaggregated income statement expense captions into specified categories within the footnotes to the financial statements. The requirements of the ASU are effective for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements will be applied prospectively with the option for retrospective application. The Company is currently evaluating the impact ASU No. 2024-03 will have on its condensed financial statements.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the condensed financial statements or disclosures.

Note 3: Sato Agreement

On January 12, 2017, the Company entered into a license agreement, and related first amendment, with Sato Pharmaceutical Co., Ltd. (“Sato”), relating to SB204, its drug candidate for the treatment of acne vulgaris in Japan (the “Sato Agreement”). Pursuant to the Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable right and license under certain of the Company’s intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 in certain topical dosage forms for the treatment of acne vulgaris, and to make the finished form of such products.

On October 5, 2018, the Company and Sato entered into the second amendment (the “Sato Amendment”) to the Sato Agreement (collectively, the “Amended Sato Agreement”). The Sato Amendment expanded the Sato Agreement to include SB206, the Company’s drug candidate for the treatment of viral skin infections. Pursuant to the Amended Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable license under certain of its intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 or SB206 in certain topical dosage forms for the treatment of acne vulgaris or viral skin infections, respectively, and to make the finished form of such products.

The Company or its designated contract manufacturer will supply study materials to Sato for use in the development of SB204 and SB206 in the licensed territory. The rights granted to Sato do not include the right to manufacture the active pharmaceutical ingredient (“API”) of SB204 or SB206; rather, the parties agreed to negotiate a commercial supply agreement pursuant to which the Company or its designated contract manufacturer would be the exclusive supplier to Sato of the API for the commercial manufacture of licensed products in the licensed territory. Under the terms of the Amended Sato Agreement, the Company also has exclusive rights to certain intellectual property that may be developed by Sato in the future, which the Company could choose to use for its own development and commercialization of SB204 or SB206 outside of Japan.

The term of the Amended Sato Agreement (and the period during which Sato must pay royalties under the amended license agreement) expires on the twentieth anniversary of the first commercial sale of a licensed product in the licensed field in the licensed territory (adjusted from the tenth anniversary of the first commercial sale in the Sato Agreement). The term of the Amended Sato Agreement may be renewed with respect to a licensed product by mutual written agreement of the parties for additional two-year periods following expiration of the initial term. All other material terms of the Sato Agreement remain unchanged by the Sato Amendment.

Sato is responsible for funding the development and commercial costs for the program that are specific to Japan. The Company is obligated to perform certain oversight, review and supporting activities for Sato, including: using commercially reasonable efforts to obtain marketing approval of SB204 and SB206 in the United States and sharing all future scientific information the Company may obtain during the term of the Amended Sato Agreement pertaining to SB204 and SB206; and participating in a joint committee that oversees, reviews and approves Sato’s development and commercialization activities under the Amended Sato Agreement. Additionally, the Company has granted Sato the option to use the Company’s trademarks in connection with the commercialization of licensed products in the licensed territory for no additional consideration, subject to the Company’s approval of such use.

The Company concluded that Sato is a customer with respect to all promises in the Amended Sato Agreement, and as such, revenue is recognized in accordance with ASC 606. The Company allocated the transaction price (including the upfront payments received and the unconstrained variable consideration), between the individual performance obligations based on their relative standalone-selling prices. In future periods, the Company would lift the variable consideration constraint from each contingent payment if there were no longer a probable likelihood of significant revenue reversal.

A portion of transaction price allocated to license performance obligation was recognized in revenues on the date of license delivery. For all other performance obligations, the Company concluded that a cost-based input method for revenue recognition is most appropriate. The Company monitors and reassesses actual and estimated costs over the expected development period to calculate a percentage of completeness for purposes of revenue recognition during each reporting period.

The Company currently estimates the end of development period in the first quarter of 2028, based upon a Sato-prepared Japanese development program timeline. The estimated percentage of completeness remains subject to prospective reassessment and adjustment based upon Sato’s interaction with the Japanese regulatory authorities and other developmental and timing considerations.

All contract liabilities (deferred revenue) recognized on the condensed balance sheets as of June 30, 2025 and December 31, 2024, were related to the Sato Agreement. All revenue recognized for the three and six months ended June 30, 2025 and 2024 was related to the Sato Agreement, and was recognized out of the deferred revenue balance as of the beginning of respective period. The net amount of existing performance obligations under long-term contracts unsatisfied as of June 30, 2025 was $2,835, out of which the Company expects to recognize approximately $1,072 in revenue over the next 12 months, and the remaining balance thereafter.

The Sato Agreement may be terminated by (i) Sato without cause upon 120 days’ advance written notice to the Company; (ii) either party in the event of the other party’s uncured material breach upon 60 days’ advance written notice; (iii) force majeure; (iv) either party in the event of the other party’s dissolution, liquidation, bankruptcy or insolvency; and (v) the Company immediately upon written notice if Sato challenges the validity, patentability, or enforceability of any of the Company’s patents or patent applications licensed to Sato under the Amended Sato Agreement. In the event of a termination, no portion of the upfront fees received from Sato are refundable. The payment terms contained within the Sato Agreement related to upfront, developmental milestone and sales milestone payments are of a short-term nature and, therefore, do not represent a financing component requiring additional consideration.

On March 24, 2025, LNHC assigned the Sato Agreement to Ligand, however, LNHC agreed to assume all contractual liabilities under the Sato Agreement and certain agreements related to the Sato Agreement, and Ligand is obligated to pass-through all future payments received from Sato to LNHC, starting from March 24, 2025. As such, the amount of Sato deferred revenue in the carve-out financials has not changed as a result of the assignment of the Sato Agreement to Ligand.

Note 4: License Agreements

The Company has entered into various licensing agreements with universities, research institutions, and others under which the Company receives the rights, and in some cases substantially all of the rights, of the inventors, assignees or co-assignees to produce and market technology protected by certain patents and patent applications.

On March 24, 2025, LNHC assigned its rights to its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide except for Japan. In addition, on March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC for LNHC to provide Ligand active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. In addition, the agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested by Ligand, for products utilizing NITRICIL technology other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer.

Under the terms of the license agreement with LNHC, Ligand is entitled to a 13% royalty on worldwide sales of ZELSUVMI, and $10 million in commercialization and sales-based milestones. A $5 million obligation for the milestone related to commercialization activities was incurred at the end of June 2025 and is reflected within both accrued expenses and selling, general and administrative expenses for the three and six months ended June 30, 2025.

Prior to the March 24, 2025, LNHC assignment of its rights to its IP portfolio to Ligand, the Company’s primary license agreement was with the University of North Carolina at Chapel Hill (“UNC”) and is described in further detail within the subsection below.

The Company is generally required to make milestone payments based on development milestones and will be required to make royalty payments based on a percentage of future sales of covered products or a percentage of sublicensing revenue. Costs to acquire rights under license agreements and pre-commercialization milestone payments are classified as research and development expenses in the condensed statements of operations. Research and development expense recognized in connection with the incurrence of such costs totaled zero during both the three months ended June 30, 2025 and 2024, and $115 and $130 during the six months ended June 30, 2025 and 2024, respectively.

The Company is generally required by the various licensing agreements to reimburse the licensor for certain legal and other patent related costs. These costs are expensed as incurred and are classified as general and administrative expenses in the condensed statements of operations. The Company’s general and administrative expense recognized in connection with the incurrence of such costs totaled to $46 and $40 for the three months ended June 30, 2025 and 2024, and $48 and $59 for the six months ended June 30, 2025 and 2024, respectively.

These license arrangements could require the Company to make payments upon achievement of certain milestones by the Company. As future royalty payments are directly related to future revenues (either sales or sublicensing), future commitments cannot be determined. No accrual for future payments under these agreements has been recorded, as the Company cannot estimate if, when or in what amount payments may become due.

UNC License Agreement

The Company acquired exclusive rights to intellectual property, including those that were ultimately developed by the Company into the specific library of NITRICIL compounds, pursuant to license agreements with the University of North Carolina at Chapel Hill (“UNC”), entered into in July 2007 and October 2009, which were subsequently amended, restated and consolidated in June 2012 (the “UNC License Agreement”). Under the UNC License Agreement, the Company was granted an exclusive, worldwide license, with the ability to sublicense, to develop and commercialize products utilizing the licensed intellectual property. The Company has amended the UNC License Agreement multiple times since June 2012 to both expand the scope of licensed patents to cover additional nitric oxide technologies and to modify certain regulatory and/or commercial milestones under the UNC License Agreement.

The UNC License Agreement currently requires the Company to pay UNC up to $250 in regulatory and commercial milestones on a licensed product by licensed product basis and a running royalty percentage in the low single digits on net sales of licensed products. Licensed products include any products being developed by the Company or by its sublicensees. In addition, under the UNC License Agreement, the Company is obligated to reimburse UNC for reasonable prosecution and maintenance costs related to intellectual property. Pursuant to the UNC License Agreement, the Company has the first right to defend against third-party claims of patent infringement with respect to the licensed products and to enforce the licensed patents against third-party infringers.

Unless earlier terminated by the Company at its election, or if the Company were to materially breach the agreement or become bankrupt, the UNC License Agreement remains in effect on a country by country and licensed product by licensed product basis until the expiration of the last to expire issued patent covering such licensed product in the applicable country, and upon such expiration, the Company will receive a perpetual, unrestricted, fully-paid and royalty free right to develop and commercialize such licensed product in such country.

UNC may terminate the agreement or render the license granted thereunder non-exclusive for the Company’s material breach of the agreement that remains uncured after 90 days of receipt of written notice thereof from UNC and may also terminate the agreement or render the license granted thereunder non-exclusive upon providing written notice for our bankruptcy or insolvency-related events within 30 days of the occurrence of such events. The Company may terminate the agreement at any time for convenience upon providing written notice of not less than 30 days to UNC. On March 24, 2025, LNHC assigned the UNC License Agreement to Ligand.

NITRICIL Platform and Other Nitric Oxide Releasing Compounds

The UNC License Agreement provided the Company with a library of compounds, patents and related intellectual property associated with nitric oxide releasing materials (“UNC IP”). Certain portions of the UNC IP relate to what has been developed by the Company into the NITRICIL technology platform, including NVN1000 (also known as berdazimer sodium), the new chemical entity (“NCE”) which is the active pharmaceutical ingredient for ZELSUVMI, the Company’s first U.S. Food and Drug Administration (“FDA”) approved commercial product. Other nitric oxide releasing materials, unrelated to berdazimer sodium, were a part of the UNC IP but have not been developed subsequent to the execution of the UNC License Agreement by the Company or have been sublicensed to other parties. On March 24, 2025, LNHC assigned its rights to these patents to Ligand.

NITRICIL Platform

As of June 30, 2025 the last to expire patent related to ZELSUVMI originating from the UNC License Agreement is May 2026. The Company has progressed the development of that in-licensed intellectual property portfolio from the UNC License Agreement and has since obtained 12 U.S. patents, in addition to two U.S. patents obtained with the original UNC License Agreement, resulting in a total of 14 issued U.S. patents covering ZELSUVMI. These 14 U.S. patents are expected to expire during the time period beginning in 2026 and ending in 2035. Upon the initial FDA approval of ZELSUVMI, the Company applied for 1,280 days of patent term extension (“PTE”), for the U.S. patent covering ZELSUVMI compositions. Assuming grant of the PTE application, the term of this patent may be extended from February 27, 2034, to August 30, 2037. On March 24, 2025, LNHC assigned its rights to these patents to Ligand.

Note 5: Reedy Creek Liability

On April 29, 2019, the Company entered into a royalty and milestone payments purchase agreement (the “Reedy Creek Purchase Agreement”) with Reedy Creek Investments LLC (“Reedy Creek”), pursuant to which Reedy Creek provided funding to the Company in an amount of $25,000 for the Company to pursue the development, regulatory approval and commercialization activities (including through out-license agreements and other third-party arrangements) for SB206, a topical gel with anti-viral properties being developed as a treatment for molluscum, and advancing programmatically such activities with respect to SB204, a once-daily, topical monotherapy being developed for the treatment of acne vulgaris, and SB414, a topical cream-based product candidate being developed for the treatment of atopic dermatitis.

If the Company successfully commercializes any such product, following regulatory approval, the Company will be obligated to pay Reedy Creek a low single digit royalty on net sales of such products in the United States, Mexico or Canada.

Pursuant to the Purchase Agreement, the Company will pay Reedy Creek ongoing quarterly payments, calculated based on an applicable percentage per product of any upfront fees, milestone payments, royalty payments or equivalent payments received by the Company pursuant to any out-license agreement for SB204, SB206 or SB414 in the United States, Mexico or Canada, net of any upfront fees, milestone payments, royalty payments or equivalent payments paid by the Company to third parties pursuant to any agreements under which the Company has in-licensed intellectual property with respect to such products in the United States, Mexico or Canada. The applicable percentage used for determining the ongoing quarterly payments, applied to amounts received directly by the Company pursuant to any out-license agreement for each product, ranges from 10% for SB206 to 20% for SB204 and SB414.

However, the agreement provides that the applicable percentage for each product will be 25% for fees or milestone payments received by the Company (but not royalty payments received by the Company) until Reedy Creek has received payments under the Purchase Agreement equal to the total funding amount provided by Reedy Creek under the Purchase Agreement. If the Company decides to commercialize any product on its own following regulatory approval, as opposed to commercializing through an out-license agreement or other third-party arrangement, the Company will only be obligated to pay Reedy Creek a low single digits royalty on net sales of such products.

The Company determined that the Reedy Creek Purchase Agreement is within the scope of ASC 730-20, Research and Development Arrangements (“ASC 730-20”), and that there has not been a substantive and genuine transfer of risk related to the Reedy Creek Purchase Agreement. As such, the Company determined that the appropriate accounting treatment under ASC 730-20 was to record the proceeds of $25,000 as cash and cash equivalents, as the Company had the ability to direct the usage of funds, and a long-term liability (“Reedy Creek Liability”) within the condensed balance sheets. The Reedy Creek liability would remain until the Company receives future milestones from other potential third parties, as defined within the Purchase Agreement, of which 25% will be contractually owed to Reedy Creek. If potential future milestones or other payments are received by the Company, and become partly due to Reedy Creek, the corresponding partial repayment to Reedy Creek will result in a ratable reduction of the total long-term obligation to repay the initial purchase price.

As of the Novan Acquisition date, the Reedy Creek liability was measured at fair value in the amount of $13,700. This long-term liability is subsequently measured at amortized cost using the prospective effective interest method described in ASC 835-30, Imputation of Interest. The effective interest rate is calculated by forecasting the expected cash flows to be paid over the life of the liability relative to its fair value as of the Novan Acquisition date. The effective interest rate is recalculated in each reporting period as the difference between expected cash flows and actual cash flows are realized and as there are changes to expected future cash flows. The carrying value of the Reedy Creek liability is made up of the opening balance, which is increased by accrued interest expense, and decreased by any cash payments made to Reedy Creek during the period to arrive at the ending balance.

Note 6: Balance Sheet Account Details

Prepaid expenses and other current assets consisted of the following:

	June 30, 2025	December 31, 2024
Prepaid Prescription Drug User Fee Act (PDUFA) fees	$202	$404
Study materials under Sato Agreement	—	162
Deposits for meetings and conferences	488	—
Other	499	232
Total prepaid expenses and other current assets	$1,189	$798

Inventory consisted of the following:

	June 30, 2025	December 31, 2024
Raw materials	$385	$603
Work-in-process	5,504	3,923
Finished goods	1,202	—
Total inventory	$7,091	$4,526

Property and equipment consisted of the following:

	June 30, 2025	December 31, 2024
Manufacturing and laboratory equipment	$2,810	$2,810
Software	1,225	1,225
Furniture and fixtures	100	100
Computer equipment	21	21
Leasehold improvements	7,957	7,957
Construction-in-progress	1,734	1,668
Property and equipment, cost	13,847	13,781
Less: Accumulated depreciation and amortization	(3,214)	(2,298)
Total property and equipment, net	$10,633	$11,483

The Company’s depreciation and amortization expense was $461 and $469 for the three months ended June 30, 2025 and 2024, and $919 and $939 for the six months ended June 30, 2025 and 2024, respectively.

Goodwill and other identifiable intangible assets consisted of the following:

	June 30, 2025	December 31, 2024
Indefinite-lived intangible assets
Goodwill	$6,604	$6,604
Definite-lived intangible assets
Complete technology	—	10,700
Less: accumulated amortization	—	(898)
Total definite-lived intangible assets	—	9,802
Total goodwill and other identifiable intangible assets, net	$6,604	$16,406

Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful life of the asset of 15 years. The Company’s amortization expense was nil and $178 for the three months ended June 30, 2025 and 2024, and $162 and $357 for the six months ended June 30, 2025 and 2024, respectively. The Company had no impairment of goodwill or intangible assets during the three and six months ended June 30, 2025 and 2024.

Other long-term assets consisted of the following:

Other long-term assets as of June 30, 2025 and December 31, 2024 were comprised of finished products (berdazimer gel, 10.3%). These finished products, while not currently available for commercial sale due to the different labeling utilized, the Company expects to use these units in the future as part of a patient assistance program. These items will be expensed when distributed.

Accrued expenses consisted of the following:

	June 30, 2025	December 31, 2024
Compensation	$1,601	$1,095
Drug product manufacturing subcontractor	1,134	353
Commercialization milestone payable	5,000	—
Deferred proceeds from Pelthos investors	910
Other	1,787	593
Total accrued expenses	$10,432	$2,041

Note 7: Leases

On January 18, 2021, the Company entered into a lease with an initial term expiring in 2032, as amended for 19,265 rentable square feet, located in Durham, North Carolina. This lease dated as of January 18, 2021, as amended (the “TBC Lease”), is by and between the Company and Copper II 2020, LLC (the “TBC Landlord”), pursuant to which the Company is leasing space serving as its corporate headquarters and primary API manufacturing site (the “Premises”) located within the Triangle Business Center. The lease executed on January 18, 2021, as amended, was further amended on November 23, 2021 to expand the Premises by approximately 3,642 additional rentable square feet from 15,623 rentable square feet.

The TBC Lease commenced on January 18, 2021 (the “Lease Commencement Date”). Rent under the TBC Lease commenced in October 2021 (the “Rent Commencement Date”). The term of the TBC Lease expires on the last day of the 123 calendar month after the Rent Commencement Date. The TBC Lease provides the Company with one option to extend the term of the TBC Lease for a period of 5 years, which would commence upon the expiration of the original term of the TBC Lease, with base rent of a market rate determined according to the TBC Lease; however, the renewal period was not included in the calculation of the lease obligation as the Company determined it was not reasonably certain to exercise the renewal option.

The monthly base rent for the Premises is approximately $39 for months 1-10 and approximately $49 for months 11-12, per the second amendment to the primary lease. Beginning with month 13 and annually thereafter, the monthly base rent will be increased by 3%. Subject to certain terms, the TBC Lease provided that base rent was abated for three months following the Rent Commencement Date. The Company is obligated to pay its pro-rata portion of taxes and operating expenses for the building as well as maintenance and insurance for the Premises, all as provided for in the TBC Lease.

The TBC Landlord has agreed to provide the Company with a tenant improvement allowance in an amount not to exceed $130 per rentable square foot, totaling approximately $2,450, per the primary lease, inclusive of the first amendment, and $115 per rentable square foot, totaling $419, per the second amendment to the TBC Lease. Pursuant to the terms of the TBC Lease, the Company delivered to the TBC Landlord a letter of credit in the amount of $583, as amended, as collateral for the full performance by the Company of all of its obligations under the TBC Lease and for all losses and damages the TBC Landlord may suffer as a result of any default by the Company under the TBC Lease.

The Company’s rent cost was $174 for both the three months ended June 30, 2025 and 2024, and $347 for both the six months ended June 30, 2025 and 2024, respectively. Cash paid for amounts included in the measurement of operating lease liabilities was $161 and $156 for the three months ended June 30, 2025 and 2024, and $321 and $312 for the six months ended June 30, 2025 and 2024, respectively.

The weighted average remaining lease term for the TBC Lease and weighted average discount rate for the TBC Lease are 6.6 years and 8.4%, respectively, as of June 30, 2025.

Future minimum lease payments as of June 30, 2025, were as follows:

Maturity of Lease Liabilities	Operating Leases
2025	$324
2026	665
2027	685
2028	705
2029	726
2030 and beyond	1,583
Total future undiscounted lease payments	4,688
Less: imputed interest	(1,122)
Total reported lease liability	$3,566

Note 8: Income Taxes

Our effective tax rate may vary from the U.S. federal statutory tax rate due to the change in the valuation allowance. The effective tax rate was zero and 1% for the three months ended June 30, 2025 and 2024, and zero and 1% for the six months ended June 30, 2025 and 2024, respectively. The variance from the U.S. federal statutory tax rate of 21% for the three and six months ended June 30, 2025 and 2024 was primarily due to the change in valuation allowance, state income taxes, and other permanent differences.

Note 9: Relationship with Parent and Related Entities

Historically, the Company’s business has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to the Company and reflected as expenses in its condensed financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to the Company for purposes of its stand-alone condensed financial statements. However, the expenses reflected in the condensed financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the condensed financial statements may not be indicative of related expenses that will be incurred in the future by the Company.

The condensed statements of operations include expenses for certain centralized functions (such as accounting, treasury, audit, purchasing, human resources, legal and facilities), executive compensation and other programs provided and/or administered by Parent that are charged directly to the Company. A portion of these costs benefits the Company and is allocated using a pro-rata method based on measures that management believes are consistent and reasonable.

The amounts of corporate expenses allocated to the Company are summarized in a table below:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Payroll and related expenses	$782	$351	$1,645	$880
Share-based compensation	1,744	883	3,092	1,864
Other non-employee related corporate expenses	242	205	455	371
Total corporate expenses allocated to the Company	$2,768	$1,439	$5,192	$3,115

LNHC participates in Ligand’s centralized cash management and financing programs and will continue to participate in Ligand’s centralized cash management until it becomes an independent company.

While most of vendors disbursements are made directly by LNHC, all Company’s obligations are financed by Ligand and financing decisions are determined by central Ligand treasury operations. Certain Company’s expenses are settled directly by Ligand, including personnel-related expenses.

On March 24, 2025, LNHC entered into a Bridge loan agreement with Ligand based on which any amounts of cash transfers from Ligand to LNHC, or settlement of LNHC expenses directly by Ligand, starting from January 1, 2025, would be considered a loan in the amount up to $18,000. This loan will accumulate interest on a risk-free rate, and will be either payable back to Ligand, or reduce Ligand’s funding commitment with respect to an anticipated merger transaction.

As mentioned in Note 1, on March 24, 2025, LNHC assigned its rights to its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide except for Japan. An IP transfer transaction was accounted as a non-cash distribution from LNHC to the Parent, resulting in a reduction of Parent Company Net Investments (PCNI) balance by the amount of IP’s net book value as of the date of the transfer. The IP was licensed back to LNHC on the same date, and based on the license agreement, in the future LNHC will pay an aggregate amount of $10,000 upon the achievement of certain sales and commercial milestones, a low double-digit percentage royalty (reduced to lower double-digit percentage royalty after expiration date for the licensed patents covering ZELSUVMI), and a low-mid percentage of non-royalty payments received from LNHC’s sublicensees.

Also, as mentioned in Note 1, on March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC to provide active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. The agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested, for products other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer.

Note 10: Stock Based Compensation

LNHC does not have its own equity-based incentive plans, and employees of LNHC do not participate in Parent’s equity-based incentive plans. However, a portion of certain Parent corporate employees’ share-based compensation expenses was allocated to LNHC based on their involvement in LNHC operations. Under the Ligand 2002 Stock Incentive Plan (“2002 Plan”), Parent employees were awarded share-based incentive awards in a number of forms, including non-statutory stock options, incentive stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other cash-based or share-based awards. Awards granted to Parent employees under the incentive plans typically vest 1/8 on the six month anniversary of the date of grant, and 1/48 each month thereafter for forty-two months. The Company’s share-based compensation expense is recognized based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration of forfeitures as they occur.

The Company measures share-based compensation for all share-based incentive awards at fair value on the grant date. The Black-Scholes option-pricing model is used to estimate the fair value of stock options granted. The model assumptions include expected volatility, term, dividends, and the risk-free interest rate. Management looks to historical and implied volatility of the underlying stock to determine the expected volatility. The expected term of an award is based on historical forfeiture experience, exercise activity, and on the terms and conditions of the stock awards. The expected dividend yield is determined to be 0% given that the Parent Company currently does not expect to pay cash dividends or make any other distributions on common stock in the future. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The fair value of RSUs is determined by the closing market price of the underlying stock on the date of grant.

Total stock-based compensation expense included in the condensed statements of operations is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Research and development	$—	$27	$51	$27
Selling, general and administrative	1,744	856	3,041	1,837
Total	$1,744	$883	$3,092	$1,864

Note 11: Commitments and Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

The Company is not currently a party to any material legal proceedings and is not aware of any claims or actions pending against the Company that the Company believes could have a material adverse effect on the Company’s business, operating results, cash flows or condensed financial statements. In the future, the Company might from time to time become involved in litigation relating to claims arising from its ordinary course of business.

The Company has entered into, and expects to continue to enter into, contracts in the normal course of business with various third parties who support its development work, commercialization activities, including drug product manufacturing, technical transfers, finished commercial product production and supportive costs. The scope of the services under these agreements can generally be modified at any time, and these agreements can generally be terminated by either party after a period of notice and receipt of written notice. There have been no material contract terminations as of June 30, 2025.

Note 12: Retirement Plan

The Company maintains a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company had made discretionary matching contributions of 50% of the employee’s contributions, up to a maximum of $6 per year, and contributed $6 and $107 for three and six months ended June 30, 2024, respectively. Since January 1, 2025, the Company has made discretionary matching contributions of 100% of the first 4% of employee’s contribution, with no cap, and contributed $47 and $127 for three and six months ended June 30, 2025, respectively.

Note 13: Subsequent Events

On July 1, 2025, the Company was disposed by Parent and became a wholly owned subsidiary of Channel Therapeutics Corporation (“Channel”). The combined company now operates under the name Pelthos Therapeutics Inc. (“Pelthos”). Concurrent with the Pelthos Merger, Ligand invested $18.0 million into Pelthos out of total $50.1 million of equity capital investment made by Ligand and a group of strategic investors led by Murchinson (including a cancellation of bridge capital that has been advanced to Pelthos by certain of the private placement Investors since the beginning of 2025).

On July 4, 2025, the President signed into law the One Big Beautiful Bill Act, a budget reconciliation package that changes many key provisions of the U.S. federal income tax code, including extensions of various expiring provisions from the Tax Cuts and Jobs Act of 2017. The Company is evaluating the impact on our financial statements from this legislation and the anticipated forthcoming administrative guidance. We expect the most significant impact to the Company of the new legislation will be to allow for more taxpayer-favorable treatment of research and development expenditures for US income tax purposes.